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                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the ___ day of _____________, 1997 (the "Effective Date"), by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation (the "Company"), and Eli Lilly and Company, an Indiana corporation ("Investor").

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.     Purchase and Sale of Shares.

               1.1 Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, Investor agrees to pay Thirty-Seven Million Five Hundred Thousand ($37,500,000) (the "Purchase Price") to the Company at the Closing and the Company agrees to sell and issue to Investor at the Closing the number of shares (the "Shares") of the Company's Common Stock equal to the Purchase Price divided by one hundred twenty percent (120%) of the average daily closing price of the Company's Common Stock reported by the National Association of Securities Dealers ("NASD") beginning on August 15, 1997 and continuing through and including September 12, 1997, which amount is $17.23125 per share, resulting in a total of two million one hundred seventy-six thousand two hundred seventy-nine (2,176,279) Shares.

               1.2 Closing. The closing for the purchase and sale of the Shares shall take place at the offices of Brobeck, Phleger & Harrison LLP, 550 West "C" Street, Suite 1200, San Diego, California, on the third business day following the date of this Agreement, or at such other time and place as the Company and Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to Investor a certificate representing the Shares. In consideration of such delivery, Investor shall make payment therefor by delivery to the Company by Investor of a check in the amount of the Purchase Price payable to the Company's order or by wire transfer of funds in such amount to the Company's designated bank account.

        2. Representations and Warranties of the Company. Except as otherwise set forth on the Schedule of Exceptions attached hereto as Exhibit A, the Company hereby represents and warrants to Investor that:

               2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would be reasonably expected to have a material adverse effect on the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Company (a "Material Adverse Effect"). Except as disclosed in the Form 10-K (as defined herein), the Company has no subsidiaries.

               2.2 Authorization. The Company has all requisite corporate power and authority (i) to execute, deliver and perform its obligations under this Agreement; (ii) to issue the





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Shares in the manner and for the purpose contemplated by this Agreement, and
(iii) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Shares has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

               2.3 Valid Issuance of Securities. The Shares which are being purchased hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of Investor in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

               2.4 SEC Reports. The Company has heretofore filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all reports and other documents required to be filed, including an Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"). None of such reports, or any other reports, documents, registration statements, definitive proxy materials and other filings required to be filed with the SEC under the rules and regulations of the SEC (the "SEC Filings") contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made, at the time and in light of the circumstances under which they were made, not misleading. Since December 31, 1996, the Company has timely filed with the SEC all SEC Filings and all such SEC Filings complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules thereunder. The audited financial statements of the Company included or incorporated by reference in the 1996 Annual Report to the Stockholders (the "1996 Annual Report") and the unaudited financial statements contained in the Quarterly Reports on Form 10-Q each have been prepared in accordance with such acts and rules and with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated therein and with each other (except as may be indicated therein or in the notes thereto and except that the unaudited interim financial statements may not contain all footnotes and adjustments required by United States generally accepted accounting principles) and fairly present the financial condition of the Company as at the dates thereof and the results of its operations and statements of cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments. Except as reflected in such financial statements, the Company has no material liabilities, absolute or contingent, other than ordinary course liabilities incurred since the date of the last such financial statements in connection with the conduct of the business of the Company. Since December 31, 1996, except as set forth in the Company's SEC Filings, there has been no:

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                      (a) change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the 1996 Annual Report, except changes in the ordinary course of business that have not, individually or in the aggregate, resulted in and are not reasonably expected to result in a Material Adverse Effect (and except that the Company expects to continue to incur substantial operating losses, which may be material);

                      (b) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of the Company (and except that the Company expects to continue to incur substantial operating losses, which may be material);

                      (c) waiver or compromise by the Company of a material right or of a material debt owed to it;

                      (d) satisfaction or discharge of any lien, claim or encumbrance by the Company, except in the ordinary course of business and which is not material to the business, properties or financial condition of the Company (as such business is presently conducted);

                      (e) material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

                      (f) sale, assignment or transfer to a third party that is not an affiliate of the Company (as hereafter defined) of any material patents, trademarks, copyrights, trade secrets or other intangible assets for compensation which is less than fair value;

                      (g) mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                      (h) declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, except any direct or indirect redemption, purchase or other acquisition of any such stock by the Company; or

                      (i) event or condition of any type that has had or is reasonably expected to have a Material Adverse Effect.

               For purposes of this Section 2.4 of this Agreement, the term "affiliate of the Company" means any individual or entity directly or indirectly controlling, controlled by or under common control with, the Company. Without limiting the foregoing, the direct or indirect ownership of 50% or more of the outstanding voting securities of any entity, or the right to receive 50% or more of the profits or earnings of an entity, shall be deemed to constitute control.

               2.5 Contracts. With respect to each of the material contracts, commitments and agreements of the Company, the Company is not, and has no actual knowledge that any other party is, in default under or in respect of any such material contract, commitment or agreement, the result of which default would have a Material Adverse Effect. No party to any such material



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contract, commitment or agreement, would be authorized or permitted to terminate its obligations thereunder by reason of the execution and delivery of this Agreement or any of the transactions contemplated herein.

               2.6 Compliance. The Company has complied with, and is not in default under or in violation of its Certificate of Incorporation or Bylaws, each as amended through the date hereof, or any and all laws, ordinances and regulations or other governmental restrictions, orders, judgments or decrees, applicable to the Company's business as presently conducted and as proposed to be conducted, including individual products marketed by it, where any such default or violation would have a Material Adverse Effect. The Company has not received notice of any possible or actual violation of any applicable law, ordinance, regulation or order, the result of which violation would be reasonably expected to have a Material Adverse Effect. The Company is not a party to any agreement or instrument, or subject to any charter or other corporate restriction, or any judgment, order, decree, law, ordinance, regulation or other governmental restriction which would prevent or impede, or be breached or violated by, or would result in the creation of any event of default or the creation of any lien or encumbrance upon any assets of the Company by, the transactions contemplated in this Agreement, except that no representation or warranty is made with respect to filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act").

               2.7 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and of the transactions contemplated hereby will not result in any violation of or constitute, with or without the passage of time and the giving of notice, either a default under any provision of the Company's Amended and Restated Certificate of Incorporation or Bylaws, each as amended through the date hereof.

               2.8 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery and performance of this Agreement, except for any filings under any applicable state securities laws and except for any filing under the H-S-R Act. The filings under state securities laws, if any, will be effected by the Company at its cost within the applicable stipulated statutory period.

               2.9 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement, or the right of the Company to enter into such agreement or to consummate the transactions contemplated hereby or thereby. There is no action, suit, proceeding or investigation pending or currently threatened against the Company, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably expected to have a Material Adverse Effect.

               2.10 Permits. Except as disclosed in the SEC Filings (including, among other things, the lack of FDA approvals for the commercial sale of the Company's product candidates), the Company has all governmental franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it or as proposed to be




                                       4



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conducted by it, the lack of which could have a Material Adverse Effect. The
Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

               2.11 Taxes. The Company has filed all federal, state and other tax returns which are required to be filed and has heretofore paid all taxes which have become due and payable, except where the failure to file or pay would not be reasonably expected to have a Material Adverse Effect. The provision for taxes on the balance sheet as of December 31, 1996 is sufficient for the payment of all accrued and unpaid taxes of the Company with respect to the period then ended.

               2.12 Title. The Company has good and marketable title to all material property and assets reflected in the financial statements to the 1996 Annual Report (or as described in the SEC Filings). The Company occupies its leased properties under valid and binding leases conforming to the description thereof set forth in the SEC Filings.

               2.13 Intellectual Property. The Company owns, or possesses adequate rights to use, all of its patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights described or referred to in the SEC Filings or owned or used by it or which is necessary for the conduct of its business as presently conducted, except where the failure to own or possess such patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights would not have a Material Adverse Effect. The Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably expected to have a Material Adverse Effect.

               2.14 Capitalization; Options and Warrants. The authorized capital stock of the Company consists of Eighty-Five million (85,000,000) shares, of which Eighty million (80,000,000) shares are Common Stock, par value $0.001 per share, and Five million (5,000,000) shares are Preferred Stock, par value $0.001 per share, of which Eighty thousand (80,000) shares have been designated Series A Participating Preferred Stock. As of July 31, 1997, 32,859,502 shares of the Company's Common Stock and no shares of Preferred Stock were issued and outstanding. Except for the transactions contemplated hereby and except as set forth in the Company's SEC Filings, since December 31, 1996, the Company has not granted any option (except for stock options granted under the Company's stock option plans), warrants, rights (including conversion or preemptive rights, except for stock purchased under the Company's stock purchase plans), or similar rights to any person or entity to purchase or acquire any rights with respect to any shares of capital stock of the Company that in the aggregate exceed two million (2,000,000) shares.

               2.15 Nasdaq National Market Designation. The Company's Common Stock is currently included in the Nasdaq National Market and the Company knows of no reason or set of facts which is likely to result in the termination of inclusion of the Common Stock in the Nasdaq





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National Market or the inability of such stock to continue to be included in the
Nasdaq National Market. Nothing in this Agreement shall be interpreted to preclude the Company from listing its Common Stock on a national securities exchange in lieu of the Nasdaq National Market.

               2.16 Accuracy of Representations and Warranties. No representation or warranty by the Company contained in this Agreement, and no statement contained in any exhibit, schedule, disclosure, certificate, list or other instrument delivered or to be delivered to the Investor pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

               3. Representations and Warranties of the Investor. Investor hereby represents and warrants that:

               3.1 Organization, Good Standing and Qualification. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

               3.2 Authorization. All corporate action on the part of Investor, its officers and directors necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Investor hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of Investor enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

               3.3 Purchase Entirely for Own Account. The Shares to be received by Investor will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Investor represents that it has full power and authority to enter into this Agreement.

               3.4 Investment Experience. Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Investor also represents it has not been organized for the purpose of acquiring the Shares.

               3.5 Accredited Investor. Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

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               3.6 Restricted Securities. Investor understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

               3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by Sections 3.7, 4.2 and 5 of this Agreement, if applicable, and:

                      (a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                      (b) (i) Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel (which may be Investor's inside counsel), in form and substance reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

Notwithstanding the foregoing, this Section 3.7 and Sections 4.2 and 5 shall not apply to a transferee in a registered public offering or a sale under Rule 144; provided Section 4.2 shall not apply to a transferee which receives less than one percent (1%) of the outstanding Common Stock of the Company at such time as the Investor owns Shares which represent less than three percent (3%) of the outstanding Common Stock of the Company; provided further Section 5, by its terms, does not apply at such time as the Investor owns Restricted Securities which represent less than three percent (3%) of the outstanding Common Stock of the Company.

               3.8 Legends. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:

                      (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                      (b) "These securities are subject to certain transfer restrictions contained in a certain Stock Purchase Agreement dated ____________, 1997, as amended from time to time, a copy of which may be obtained from the corporation without charge."



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                      (c) Any legend required by any applicable state securities laws.
               To the extent that such legends are no longer applicable, the Company shall cause its transfer agent to remove the legends upon request by Investor.

               3.9 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Investor in connection with the Investor's valid execution, delivery and performance of this Agreement or the issuance of the Shares, except for any filings under any applicable federal or state securities law and except for any filing under the H-S-R Act.

        4.     Covenants of Investor.

               4.1 Transfer Restriction. Investor hereby agrees that during the time period commencing as of the Closing until the first anniversary of the Effective Date (with such time period being referred to as the "Initial Restricted Period"), that neither it nor any affiliate shall, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any of the Shares, any securities acquired pursuant to Section 7.11 or any securities issued to Investor pursuant to that certain Wholesale Purchase Agreement between the Company and Investor dated the date hereof (the "Wholesale Agreement") ("Restricted Securities") at any time during the Initial Restricted Period. Investor hereby also agrees that during the time period commencing as of the last day of the Initial Restricted Period until the second anniversary date of the Effective Date (with such time period being referred to as the "Follow-On Restricted Period"), that neither it nor any affiliate shall, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any of the Restricted Securities at any time during the Follow-On Restricted Period other than in compliance with the volume restrictions then set forth under Rule 144 (or its successor rule) promulgated under the Securities Act ("Rule 144") (even if such volume limitations are not applicable to Investor under such rule). In order to enforce the foregoing covenant, the Company may impose legends and/or stop-transfer instructions with respect to the Restricted Securities held by Investor (and the Restricted Securities of every other person subject to the foregoing restriction) until the end of such periods. Following the last day of the Follow-On Restricted Period, any restrictions under this Section 4.1 shall terminate and be of no further force and effect.

               4.2 Standstill Provisions. Commencing as of the Closing and through the fifth anniversary of the Effective Date, Investor (including all affiliates (as defined in Rule 144) of Investor ("Affiliate")) shall not acquire beneficial ownership of any shares of Common Stock of the Company, any securities convertible into or exchangeable for Common Stock, or any other right to acquire Common Stock, except by way of stock dividends or other distributions or offerings made available to holders of Common Stock generally (collectively, "Company Stock"), from the Company or any other person or entity, such that such beneficial ownership of




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Investor (together with all Affiliates) shall be greater than ten percent (10%)
of the Company's outstanding Common Stock without the prior written consent of the Company, which consent may be withheld in its sole discretion; provided, however, that in no event shall (i) the original purchase of Shares pursuant to this Agreement, (ii) the subsequent issuance of shares of the Company's Common Stock pursuant to the Wholesale Agreement or (iii) the acquisition by Investor (or an Affiliate) of another Company that at the time of the acquisition owns securities of the Company constitute a violation of this Section 4.2. In addition, the prohibition on acquisition of beneficial ownership under this
Section 4.2 shall not prevent an Affiliate of Investor from acquiring beneficial ownership of securities of the Company, provided such Affiliate is formed primarily for the purpose of investing in the securities of companies other than Investor or its Affiliates.

               4.3 Termination Upon Certain Events. Notwithstanding the foregoing, in the event that:

                         (i) a Person has taken all steps legally required to
commence a formal tender offer, or has publicly announced its intention to commence a formal tender offer; or

                         (ii) the Board of Directors of the Company has made a
decision to actively consider disposing of all or substantially all of the assets of the Company, or merging or consolidating with another entity (other than a merger or consolidation effected for tax purposes or to change the domicile of the Company to any state in the United States), as evidenced by its public announcement of the transaction or its action to formally engage an investment banker to locate a Person interested in acquiring the Company, whichever occurs first; or

                         (iii) any "Person" (as defined herein) becomes the
"Beneficial Owner" (as defined herein) of 30% or more of the shares of Common Stock of the Company after the date hereof;

Section 4.2 shall cease to have effect and Investor (or any Affiliates) may acquire and beneficially own more than ten percent (10%) of the Common Stock of the Company (assuming the full conversion and exercise of all convertible and exercisable securities of the Company held by Investor and its Affiliates).

               4.4       Definitions.

                         (a) "Person" as used herein shall mean any individual,
corporation, partnership, firm, association, unincorporated organization, joint venture, trust or other entity, and shall include any successor (by merger or otherwise) of such entity, or any of the foregoing acting together as a group, but shall specifically exclude Investor (or any Affiliate of Investor).

                         (b) A Person shall be deemed to be the "Beneficial
Owner" of and shall be deemed to "beneficially own" any securities:

                                (i) which such Person or any of such Person's
Affiliates



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beneficially owns, directly or indirectly;

                                (ii) which such Person or any of such Person's
Affiliates has (A) the right to acquire, exercisable immediately, pursuant to any agreement, arrangement or understanding (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights or exchange rights, warrants or options or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                                (iii) which are beneficially owned, directly or
indirectly, by any other Person with which such Person or any of such Person's Affiliates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 4.4(b)(ii)(B)) or disposing of any securities of the Company.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase, "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

               4.5 Market Stand-off. The Investor hereby agrees that during the period of duration not to exceed 120 days specified by the Company and an underwriter of capital stock of the Company, following the effective date of a registration statement pursuant to which the Company is offering securities under the Securities Act, it shall not, to the extent requested by the Company and such underwriter (and provided the same restriction is agreed to by the officers and directors of the Company), directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale but excluding private placements in reliance on the so-called "4(1-1/2)" exemption under the Securities Act), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares until the end of such period.

        5.     Right of First Offer.



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               5.1    Right of First Offer.

               (a) The Investor shall not make any disposition of all or any portion (or any interest) of the Restricted Securities, without first giving the Company the right to accept an offer to purchase such securities, except for any dispositions that are exempt pursuant to the terms of Section 5.3. Subject to
Section 4.1, at the time the Investor wishes to make a disposition of any or all of the Restricted Securities, it shall submit an offer to sell all, but not less than all, of such Restricted Securities which Investor wishes to dispose (the "Offered Shares") to the Company (the "Offer") by facsimile to the Company's President or Chief Operating Officer (such facsimile to be received during the Company's normal business hours and to be confirmed in writing by notice pursuant to Section 7.6) as follows:

               (i) If the Investor wishes to sell the Offered Shares in an open market disposition, the Offer shall disclose the number of Offered Shares proposed to be sold. As soon as practicable after receipt of the Offer, but in no event later than five (5) business days after the Investor makes the Offer, the Company shall have the option to accept the Offer to purchase the Offered Shares at the higher of (a) the closing market price on the business day next preceding the day of the Offer or (b) the closing market price on the business day next preceding the day the Offer is accepted by the Company. In the event the Company does not purchase the Offered Shares offered by the Investor pursuant to the Offer, the Investor may sell the Offered Shares at any time within 90 days after the expiration of the Offer. Any such sale shall be made in the open market at the market prices prevailing at the time of the sale.

               (ii) If the Investor wishes to sell or otherwise transfer the Offered Shares in a privately negotiated transaction, whether through broker-dealers who may act as agent or acquire the Offered Shares as principal, or otherwise, the Offer shall disclose the number of Offered Shares proposed to be sold or transferred and the price at which the Offered Shares are offered to the Company. As soon as practicable after receipt of the Offer, but in no event later than five (5) business days after the Investor makes the Offer, the Company shall have the option to accept the Offer to purchase the Offered Shares at the higher of (a) the price per share set forth in the Offer or (b) the closing market price on the business day next preceding the day the Offer is accepted by the Company. In the event the Company does not purchase the Offered Shares offered by the Investor pursuant to the Offer, and provided that the price specified in the Offer is not greater than the closing market price on the business day next preceding the day of the Offer, the Investor may sell or transfer the Offered Shares at any time within 90 days after the expiration of the Offer for any price.

               (iii) If the Investor wishes to effect an underwritten offering of the Offered Shares, the Offer shall disclose the number of Offered Shares proposed to be sold to the underwriters. The Company shall have the option to purchase the Offered Shares at the higher of (a) the closing market price on the business day next preceding the day of the Offer or (b) the closing market price on the business day next preceding the day the Offer is accepted by the Company. As soon as practicable after receipt of the Offer, but in no event later than five (5) business days after the Investor makes the Offer, the Company shall have the option to accept the Offer to purchase the Offered Shares. In the event the Company does not purchase the Offered Shares offered by the Investor pursuant to the Offer, the Investor may sell the Offered Shares in

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

an underwritten offering commenced within one hundred twenty (120) days after the expiration of the Offer.

               (b) Any Offered Shares not sold in accordance with the applicable terms and within the applicable time periods provided in subsection (a) above shall continue to be subject to the requirements of a first offer pursuant to this Section.

               (c) The provisions of subsections (a) and (b) above shall not apply to any disposition of Restricted Securities in which the aggregate number of such Restricted Securities involved in such disposition is less than two percent (2%) of the aggregate number of Restricted Securities acquired by Investor (or its Affiliates) under this Agreement and the Wholesale Agreement (subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations and the like) during any 30-day period.

               (d) The provisions of subsections (a) and (b) above shall not apply to any disposition of Restricted Securities made in a privately negotiated transaction, whether through broker-dealers who may act as agent or acquire such Restricted Securities as principal, or otherwise, in which: (i) the aggregate number of such Restricted Securities involved in such disposition is less than four percent (4%) of the aggregate number of Restricted Securities acquired by Investor (or its Affiliates) under this Agreement and the Wholesale Agreement (subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations and the like); and (ii) no other disposition under this Section 5.1(d) shall have occurred for a period of at least thirty (30) days prior to the applicable disposition; and (iii) such disposition shall not be to an entity a material portion of the business operations of which relates to the pharmaceutical industry, or to an affiliate of such entity or to a third party purchasing on behalf of such entity. The Restricted Securities subject to this Section 5.1(d) shall bear a legend reasonably acceptable to the Company reflecting the restrictions set forth herein.

               (e) If the Company accepts an Offer under this Section, the closing of such purchase shall occur within ten (10) business days after acceptance of the Offer by the Company. Upon such acceptance, the Company and the Investor shall be legally obligated to consummate the purchase contemplated thereby.

               (f) The provisions of this Section 5.1 shall lapse and cease to have any effect at such time as the Investor owns Restricted Securities which represent less than three percent (3%) of the outstanding Common Stock of the Company.

               5.2 Binding Effect. The Company's right of first offer shall be assignable in whole or in part by the Company, (but only after the Company receives notice of a transfer which is subject to a right of first offer and only with respect to that individual transaction) and shall inure to the benefit of its successors and assigns. The Company's right of first offer shall be binding upon any transferee of any Restricted Securities acquired pursuant to a disposition that is exempt from the right of first offer pursuant to the terms of Section 5.3(i).

               5.3 Exempt Transfers. The Company's right of first offer shall not apply to (i) subject to Section 5.2, transfers to controlled Affiliates of Investor provided the transferee agrees

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

to be bound by the obligations of this Agreement, or (ii) transactions involving a merger, reorganization, recapitalization or sale of all or substantially all of the business or capital stock of the Company approved by the Company's board of directors, or (iii) any tender or exchange offer for more than fifty percent (50%) of the Company's outstanding voting stock.

        6.     Additional Covenants.

               6.1 Nasdaq National Market Designation. The Company shall give the Nasdaq National Market timely notice of the issuance of the Shares and shall use all commercially reasonable efforts to maintain the Non-Quantitative Designation Criteria contained in Rule 4460 of the NASD Manual to the extent such criteria are within the control of the Company.

               6.2 Reports Under Exchange Act. With a view to making available to the Investor the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investor to sell the Shares to the public without registration, the Company agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (c) furnish to the Investor, so long as the Investor owns any Shares, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the SEC which permits the selling of any Shares without registration.

        7.     Miscellaneous.

               7.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

               7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Shares sold hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

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

               7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing by personal delivery to the party to be notified or by Federal Express or other overnight package delivery service or by registered or certified mail, postage prepaid and addressed to the party to be notified at the following addresses, or at such other address as such party may designate by five (5) days' advance written notice to the other parties (with notice deemed given upon receipt):

                                    If to the Company:

                                    Ligand Pharmaceuticals Incorporated
                                    9393 Towne Centre Drive
                                    San Diego, California  92121
                                    Attn:  William L. Respess, Esq.

                                    If to Investor:

                                    Eli Lilly and Company
                                    Lilly Corporate Center
                                    Indianapolis, IN  46285
                                    Attention:  General Counsel

               7.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless the other party from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, partners, employees or representatives is responsible.

               7.8 Expenses. Irrespective of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

               7.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively but only if so expressly stated), only

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

with the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

               7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

               7.11 Right of Participation in Equity Financings. Subject to the terms and conditions specified in this Section 7.11, the Company hereby grants to Investor a right to purchase up to the number of Additional Shares (as defined below) in connection with any Equity Financing (as defined below) undertaken by the Company.

               (a) Each time the Company proposes to offer shares of any class of its capital stock (not including any security convertible into a class of capital stock) in a registered public offering ("Equity Financing"), the Company shall deliver a notice in person, by air courier or by facsimile ("Notice") to Investor stating (i) its bona fide intention to undertake such Equity Financing,
(ii) the number of shares to be offered in the Equity Financing (the "Equity Financing Shares"), (iii) the number of Additional Shares up to which Investor may elect to purchase in such Equity Financing which would be added to the Equity Financing Shares, and (iv) the price and terms, if any, upon which it proposes to offer such shares in the Equity Financing.

               (b) Within ten (10) business days after giving of the Notice, Investor may elect to purchase, at the price and on the terms specified in the Notice, up to the number of Additional Shares set forth in the Notice. The number of shares of capital stock ("Additional Shares") that Investor may elect to purchase and include in the Equity Financing shall be calculated as follows:

       Additional                Equity                  Equity
       Shares =             Financing Shares      -      Financing Shares
                            ----------------             ----------------
                                1  - X%                            1


        X% represents the greater of (i) percentage of the outstanding shares of the Company then held by Investor, which shares have been acquired by Investor pursuant to this Agreement and the Wholesale Agreement, or (ii) the percentage of the outstanding shares of the Company held by Investor at the Closing.

In the event the number of Equity Financing Shares changes for any reason (other than including the Additional Shares) after the Notice is delivered to Investor, the number of Additional Shares shall be recalculated using the new number of Equity Financing Shares and the Company shall promptly provide a revised Notice to Investor reflecting such change.

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

               (c) The right of Investor in this Section 7.11 shall not be applicable (i) to the issuance or sale of shares under any plan, agreement or arrangement, to employees, directors, consultants, customers, vendors, suppliers or other persons or organizations with which the Company has a commercial relationship, provided that such issuances are for other than primarily equity financing purposes, (ii) to the issuance or sale of stock pursuant to Regulation S (or successor rule or regulation) promulgated under the Securities Act, (iii) to the issuance of shares pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of shares in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance of shares to a corporation, partnership, educational institution or other entity in connection with a research and development partnership or licensing or other collaborative arrangement between the Company and such institution or entity, or (vi) to the issuance of shares to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes.

               (d) Notwithstanding anything to the contrary, Investor's right hereunder shall not be applicable, and Investor shall have no right, to the extent that exercising such right should cause Investor (including any Affiliates), to own more than the greater of (i) percentage of the outstanding shares of the Company then held by Investor, which shares have been acquired by Investor pursuant to this Agreement and the Wholesale Agreement, or (ii) the percentage of the outstanding shares of the Company held by Investor at the Closing.

               (e) Investor's rights and obligations under this Section 7.11 shall not be assignable.

               (f) The rights of Investor under this Section 7.11 shall terminate on the earlier of (i) the fifth anniversary date of this Agreement or
(ii) the consummation of a merger, reorganization, recapitalization, exchange offer or sale of all or substantially all of the assets of the Company by, with or to a third party.

               7.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party regarding the subject matter hereof and thereof in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                [Remainder of This Page Intentionally Left Blank]


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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    THE COMPANY:

                                    LIGAND PHARMACEUTICALS INCORPORATED

                                    By:     ___________________________________

                                    Title:  ___________________________________

                                    INVESTOR:

                                    ELI LILLY AND COMPANY

                                    By:     ___________________________________
                                            August M. Watanabe

                                    Title:  Executive Vice President and Chief
                                            Scientific Officer



                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]


                                       17



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


                                    EXHIBIT A

            SCHEDULE OF EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

        This Schedule of Exceptions is made and given pursuant to Section 2 of the Stock Purchase Agreement (the "Agreement") dated as of November 25, 1997 by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation (the "Company") and Eli Lilly and Company, an Indiana corporation (the "Investor"). The section numbers in this Schedule of Exceptions correspond to the section numbers in the Agreement; however, any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would otherwise be appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Schedule of Exceptions as when used in the Agreement unless the context otherwise requires.

        Nothing herein constitutes an admission of any liability or obligation on the part of the Company nor an admission against the Company's interest. The inclusion of any schedule herein or any exhibit hereto should not be interpreted as indicating that the Company has determined that such an agreement or other matter is necessarily material to the Company. The Investor acknowledges that certain information contained in these schedules may constitute material confidential information relating to the Company which may not be used for any purpose other than that contemplated in the Agreement.

Schedule 2.4 C SEC Reports

        On September 26, 1997, the Company filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission in connection with the public offering of an indefinite number of shares of Common Stock, par value $.001 per share (the "Shares") of the Company with an aggregate value of $46,410,000. In addition, the Company filed a
Schedule 13e-3 with respect to the transaction. All of the Shares will be issued to the stockholders of Allergan Ligand Retinoid Therapeutics, Inc. ("ALRT"), a research and development company formed by the Company with Allergan, Inc. ("Allergan") in December 1994. ALRT's stockholders will receive such Shares in connection with the Company's exercise of its option (the "Stock Purchase Option") to acquire all of the outstanding shares of ALRT Callable Common Stock, $0.001 par value per share (the "Callable Common Stock"). The shares of Callable Common Stock were originally issued pursuant to a subscription offering of rights to purchase units consisting of one share of the Callable Common Stock and two warrants to purchase the Common Stock of the Company. The issuance of the Shares is being registered by the Company on the Registration Statement pursuant to the Company's obligations, as set forth in Article V of ALRT's Amended and Restated Certificate of Incorporation to provide the holders of Callable Common Stock with shares of the Company's Common Stock covered by an effective registration statement upon exercise of the Stock Purchase Option.

        On September 24, 1997, in connection with the Company and Allergan's exercise of their respective options to purchase Callable Common Stock and assets of ALRT as set forth in the Registration Statement, the Company and ALRT also agreed to restructure the terms and





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



conditions relating to research, development, commercialization and sublicense rights for the ALRT compounds. Pursuant to the restructuring, the Company will receive exclusive, worldwide development, commercialization and sublicense rights to Oral and Topical Panretin (ALRT1057) (currently in pivotal Phase III clinical trials), ALRT1550 (currently in Phase I/IIa clinical trials for oncology applications) and ALRT268 and ALRT 324 (two advanced preclinical RXR selective compounds). Allergan will receive exclusive, worldwide development, commercialization and sublicense rights to ALRT4310, an RAR antagonist being developed for topical application against mucocutaneous toxicity associated with currently marketed retinoids as well as for psoriasis. Allergan will also receive ALRT326 and ALRT4204 (two advanced preclinical RXR selective compounds). In addition, Ligand and Allergan will participate in a lottery for each of the approximately 2,000 retinoid compounds existing in the ART compound library as of the closing date, with each party acquiring exclusive, worldwide development, commercialization and sublicense rights to the compounds which they select. Ligand and Allergan will each receive a royalty based on net sales of products developed from their selected compounds in addition to the other compounds to which they acquire exclusive rights. Ligand will also pay to Allergan a royalty based on net sales of Targretin for uses other than oncology and dermatology indications and will pay a percentage of royalties payable to Ligand with respect to sales of Targretin other than in such indications.

        In addition to the various agreements reported in the Company's various SEC filings, on or about the Closing, the Company will have entered into (i) that certain Closing Agreement to be effective as of November 25, 1997, by and between the Company and Investor, (ii) the Agreement, (iii) that certain Collaboration Agreement by and between the Company, Investor and ALRT, (iv) that certain Development and Licensing Agreement (Targretin) by and between the Company and Investor, and (v) that certain Option and Wholesale Purchase Agreement by and between the Company and Investor.

Schedule 2.13 C Intellectual Property

        The Company has licensed its rights under certain patent applications which cover certain pharmaceutical uses of 9-cis-retinoic acid (ALRT1057) to ALRT. The Company has become aware that a United States patent has been issued to, and foreign counterparts have been filed by, Hoffman LaRoche ("LaRoche") which covers pharmaceutical uses of 9-cis-retinoic acid which may conflict with the Company's right under the patent applications licensed to ALRT. The U.S. Patent and Trademark Office ("PTO") has informed the Company that the overlapping claims are patentable to the Company and stated its intention to initiate an interference proceeding to determine whether the Company or LaRoche is entitled to a patent by having been first to invent the common subject matter. The Company cannot be assured of a favorable outcome in the interference proceeding because of factors not known at this time which may impact the outcome. In addition, the interference proceeding may delay the decision of the PTO regarding the Company's application for the Oral and Topical Panretin (ALRT1057) products. While the Company believes that the LaRoche patent does not cover the use of Oral and Topical Panretin (ALRT1057) to treat leukemias such as APL and sarcomas such as KS, or the treatment of skin diseases such as psoriasis, if the Company does not prevail in the interference proceeding, the LaRoche patent might block the Company's use of Oral and Topical Panretin (ALRT1057) in certain cancers, and the Company may not be able to obtain patent protection for the Oral and Topical Panretin (ALRT1057) products.

Schedule 2.14 C Capitalization; Options and Warrants

        See Schedule 2.4 regarding the issuance of the Shares to the ALRT stockholders.